FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
January 5, 2006                                   3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                FX Energy Reports Initial Results of Sroda-5 Well

Salt Lake City, January 5, 2006 - FX Energy, Inc. (Nasdaq: FXEN) reported today that a drill stem test on the Sroda-5 well in western Poland in a sixteen meter section of the Rotliegend target reservoir tested gas and brine in a short test early today. The well will continue to be tested and additional drilling will take place before commerciality of the well can be determined.

"Logging of the well will determine the overall thickness of the pay zone in this well," said David Pierce, president of FX Energy. "While we are disappointed that the well did not test gas in the quantities we had hoped, we are pleased that the well confirms that gas is being trapped here and we remain positive about the Sroda area," continued Mr. Pierce.

The Company also reported that the Drozdowice well is expected to spud later in January.

About FX Energy
---------------

FX Energy, Inc. is a technology-driven E&P company, with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.